Exhibit 10.9

2005 HomeTrust BANK

DEFERRED COMPENSATION PLAN

(AS AMENDED)

(Including Amendments Through August 31, 2011)

2005 HomeTrust BANK

DEFERRED COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2005

Purpose

The purpose of the Plan is to provide specified benefits to directors and a select group of employees who contribute materially to the continued growth, development and future business success of HomeTrust Bank, a federally chartered savings bank, and its Affiliates. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Plan is intended to comply with the applicable requirements of Section 409A of the Code.

ARTICLE I

Definitions

For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1.	“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Bank equal to (i) the sum of all of a Participant’s Annual Deferral Amounts, (ii) in the case of a Director Participant, the sum of all of the Employer Contributions, (iii) amounts credited or debited thereon in accordance with the provisions of the Plan, less (iv) all distributions made to the Participant or his Beneficiary pursuant to the Plan. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his designated Beneficiary, pursuant to the Plan.

1.2.	“Administrative Committee” shall mean the Administrative Committee described in Article 10.

1.3.	“Affiliates” shall mean any and all entities that are considered affiliated with the Bank within the meaning of Section 414(b) and (c) of the Code.

1.4.	“Annual Bonus” shall mean any cash compensation, in addition to Base Annual Salary, relating to services performed for the Bank or any of its Affiliates payable to an Employee Participant as an Employee under any cash bonus and/or cash incentive plans or arrangements of the Bank or any of its Affiliates.

1.5.

“Annual Deferral Amount” shall mean (i) in the case of an Employee Participant that portion of a Participant’s Base Annual Salary, Annual Bonus and Other Annual Cash Compensation that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year and (ii) in the case of a Director Participant that portion of a Participant’s director’s fees (including all forms of compensation to be received by such Participant in his capacity as a director of the Bank) that a Participant elects to have, and is deferred, in accordance with Article 3, for any Plan Year. In the event an Employee Participant is Disabled and experiences a Separation from Service prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such Separation from Service. Moreover, all Annual Deferred Amounts, of a Participant under this Plan and the Pre-2005 Plan, in the aggregate, shall not exceed such Participant’s Maximum Deferral Amount as set forth in his Plan Agreement.

1.6.	“Bank” shall mean HomeTrust Bank, a federally chartered savings bank, and any successor in interest thereto.

1.7.	“Base Annual Salary” shall mean the annual cash compensation relating to services performed by an Employee Participant for the Bank or any of its Affiliates during any Plan Year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such Plan Year, excluding bonuses, commissions, overtime, fringe benefits, MCGRP Plan payments, cash compensation payments in lieu of sick days or paid time-off days, relocation expenses, incentive payments, non-monetary awards, and other fees, automobile and other allowances paid to an Employee Participant for employment services rendered (whether or not such allowances are included in the Employee Participant’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred pursuant to the Plan.

1.8.	“Beneficiary” shall mean one or more persons, estates or other entities, designated in accordance with Article 7, that are entitled to receive benefits under the Plan upon the death of a Participant.

1.9.	“Beneficiary Designation Form” shall mean the form established from time to time by the Administrative Committee that a Participant completes, signs and returns to the Bank or the Administrative Committee to designate one or more Beneficiaries.

1.10.	“Board” shall mean the Board of Directors of the Bank.

1.11.	“Change in Control” shall mean a change in ownership, change in effective control, or a change in ownership of a substantial portion of the assets of the Bank or its holding company (if the Bank converts to the holding company form) as such terms are defined herein.

(i) A Change in Control will occur, when the Bank is in the “mutual” form of organization, if:

(a) as a result of, or in connection with, any exchange offer, merger or other business combination, sale of assets or contested election, any combination of the foregoing transactions, or any similar transaction, the persons who were directors of the Bank before such transaction cease to constitute a majority of the Board or a majority of the board of directors of any successor to the Bank;

(b) the Bank transfers to an unrelated entity assets having a total gross value equal to or greater than forty percent (40%) of the total gross value of all of the assets of the Bank;

(c) any “person” including a “group”, exclusive of the Board or any committee thereof, is or becomes the “beneficial owner”, directly or indirectly, of proxies of the Bank representing thirty-five percent (35%) or more of the combined voting power of the Bank’s members;

(d) the Bank is merged or consolidated with another corporation and, as a result of the merger or consolidation, less than fifty percent (50%) of the outstanding proxies relating to the surviving or resulting corporation are given, in the aggregate, by the former members of the Bank;

(e) individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election was approved by a vote of a majority of the directors comprising the Incumbent Board, or whose nomination for election was approved by the nominating committee of the Incumbent Board, shall be considered a member of the Incumbent Board;

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur solely by reason of a transaction in which the Bank converts to the stock form of organization including a stock conversion utilizing a holding company;

(ii) A Change in Control will occur, when the Bank is in the “stock” form of organization, if:

(a) as a result of or in connection with, any initial public offering, tender offer or exchange offer, merger or other business combination, sale of assets or contested election, any combination of the foregoing transactions, or any similar transaction, the persons who were directors of the Bank or its holding company before such transaction cease to constitute a majority of the Board or a majority of the board of directors of its holding company, whichever is applicable, or any of their respective successors;

(b) the Bank (if it is not in holding company form) transfers to an unrelated entity assets having a total gross value equal to or greater than forty percent (40%) of the total gross value of the assets of the Bank; or the Bank or its holding company transfers to an unrelated entity assets having a total gross value equal to or greater than forty percent (40%) of the total gross value of the consolidated gross assets of the Bank and its holding company;

(c) any “person” including a “group” is or becomes the “beneficial owner”, directly or indirectly, of securities of the Bank or its holding company representing thirty-five percent (35%) or more of the combined voting power of the Bank’s or its holding company’s outstanding securities (with the terms in quotation marks having the meaning set forth under the federal securities laws);

(d) the Bank or its holding company is merged or consolidated with another corporation and, as a result of the merger or consolidation, less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation is owned in the aggregate by the former stockholders of the Bank or the former stockholders of its holding company, as the case may be; or

(e) individuals who constitute the Board or the members of the board of directors of its holding company (in each case, the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election was approved by a vote of a majority of the directors comprising the Incumbent Board, or whose nomination for election was approved by the nominating committee serving under the Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

1.12.	“Claimant” shall have the meaning set forth in Section 12.1.

1.13.	“Code” shall mean the Internal Revenue Code 1986, as it may be amended from time to time.

1.14.	“Death Benefit” shall mean the form of payment irrevocably selected by a Participant in his initial Plan Agreement for the distribution of his Account Balance or remaining Account Balance following his death.

1.15.	“Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of Article 4 or Section 6.2 of the Plan. If the Bank determines in good faith that there is a reasonable likelihood that any amount to be paid to a Participant under Article 4 or Section 6.2 of the Plan for a taxable year of the Bank would not be deductible by the Bank solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution to the Participant pursuant to Article 4 or Section 6.2 of the Plan is deductible, the Bank may defer all or any portion of a distribution under Article 4 or Section 6.2 of the Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.5 below or the Trust, as applicable, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his Beneficiary (in the event of the Participant’s death) as soon as possible after the Bank reasonably anticipates that the deduction for the payment will not be limited by the Code Section 162(m) or the calendar year in which the Participant experiences a Separation from Service.

1.16.	“Director Participant” shall mean any Participant who is director of the Bank but excluding Employee Participants.

1.17.	“Disabled” shall mean where the Participant either is (a) unable to engage in substantial activity by reason of any physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank or an Affiliate, and, in either case, the permanence and degree of which is supported by medical evidence satisfactory to the Administrative Committee.

1.18.	“Disability Benefit” shall mean the benefit set forth in Section 6.2 or as otherwise provided in a Participant’s Plan Agreement.

1.19.	“Election Form” shall mean the form established from time to time by the Administrative Committee that a Participant completes, signs and returns to the Bank or the Administrative Committee to make his irrevocable election of (a) the Annual Deferral Amount for a particular Plan Year under the Plan other than an Annual Bonus or portion thereto that is earned on a fiscal year basis after the expiration of such particular Plan Year or (b) the Annual Bonus or portion thereto that is earned on a fiscal year basis after the expiration of a particular Plan Year.

1.20.	“Employee” shall mean a person who is classified as a full-time employee of the Bank or any of its Affiliates.

1.21.	“Employee Participant” shall mean any Participant who is an Employee.

1.22.	“Employer Contribution” shall mean $25,000 for each Director Participant who was a director of the Bank on December 31, 2004.

1.23.	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.24.	“Maximum Deferral Amount” is the maximum amount of compensation deferrals in the aggregate that may be made by a Participant under the Plan as set forth in his Plan Agreement.

1.25.	RESERVED.

1.26.	“Monthly Installment Method” shall mean a monthly installment payment over the number of months selected by the Participant in accordance with his Plan Agreement, calculated as follows: The Account Balance of the Participant shall be calculated as of the end of the last day of the month. The monthly installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of monthly payments due the Participant. By way of example, if the Participant receives benefits under a 120-month Monthly Installment Method, the payment shall be 1/120 of the Account Balance, calculated as described in this definition. The following month, the payment shall be 1/119 of the Account Balance, calculated as described in this definition. Each monthly installment shall be paid on or as soon as practicable after the last day of the applicable month.

1.27.	“Other Annual Cash Compensation” shall mean any other cash compensation to be received by a Participant from the Bank or any of its Affiliates during any Plan Year including MCGRP Plan payments to be received during any Plan Year.

1.28.	“Participant” shall mean (a) each Employee participant in the Pre-2005 Plan, (b) any other Employee selected by the Administrative Committee to participate in the Plan, and (c) each director of the Bank, provided such individual (i) timely signs a Plan Agreement, an Election Form and Beneficiary Designation Form and (ii) such signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Bank or the Administrative Committee. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if he has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.29.	“Plan” shall mean this 2005 Deferred Compensation, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.30.	“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between the Bank and a Participant. Each Plan Agreement executed by a Participant and the Bank shall provide for the Participant’s Maximum Deferral Amount, the method and time of payment of the Participant’s Account Balance and in certain cases other terms and provisions; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Bank or the Administrative Committee shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement, provided there shall be no change to provisions relating to the method and time for the distribution of benefits, which shall be irrevocable in the Participant’s initial Plan Agreement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide different rights to a Participant than those provided to other Participants under their Plan Agreements.

1.31.	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.32.	“Pre-2005 Plan” shall mean the Pre-2005 Bank Deferred Compensation Plan, as fully restated and frozen as to contributions as of December 31, 2004.

1.33.	“Section 409A of the Code” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or other guidance of general applicability issued thereunder.

1.34.	“Specified Employee” shall mean a key employee (as defined in Section 416(i) of the Code, without regard to paragraph 5 thereof) of the Bank or any of its Affiliates at a time when the stock of the Bank or any of its Affiliates is publicly traded. For purposes of determining whether the Employee Participant is a Specified Employee, the identification date shall be December 31. The determination of whether the Employee Participant is a Specified Employee shall be made by the Administrative Committee in accordance with Section 409A of the Code.

1.35.	“ Separation from Service” shall mean the Participant’s cessation of services with the Bank and its Affiliates, including as a director, employee or independent contractor. Whether a Participant has experienced a Separation from Service shall be determined in accordance with Section 409A of the Code.

1.36.	“Trust” shall mean one or more trusts established pursuant to a trust agreement, between the Bank and the Trustee named therein to provide benefits hereunder, as amended from time to time.

1.37.	“Unforeseeable Financial Emergency” shall mean an unforeseeable, severe financial condition resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse or a dependent of the Participant (within the meaning of Section 152(a) of the Code), (ii) a loss of the Participant’s property due to casualty or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrative Committee in accordance with Section 409A of the Code.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1	Participation. Participation in the Plan shall be limited to (i) a select group of management and highly compensated Employees as determined by the Administrative Committee in its sole discretion from time to time, including all Employees who are participants in the Pre-2005 Plan and (ii) all directors of the Bank. The Administrative Committee shall select, in its sole discretion, Employees to participate in the Plan.

2.2	Enrollment Requirements. As a condition to participation, each director of the Bank and Employee selected by the Administrative Committee shall complete, execute, date, and return to the Bank or the Administrative Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form within the time period specified immediately below. In the case of an existing director of the Bank or an Employee participant in the Pre-2005 Plan, the required documents must be executed and delivered prior to December 31, 2004, except the initial Plan Agreement may be executed at such later date as is permitted under Section 409A of the Code. In the case of a future director of the Bank the required documents must be executed and delivered within 30 days after he becomes a director. In the case of an Employee selected by the Administrative Committee, the required documents must be executed and delivered within 30 days after he is selected to become a Participant. In addition, the Administrative Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary or appropriate.

2.3	Commencement of Participation. Each director of the Bank, each Employee Participant in the Pre-2005 Plan and each Employee selected by the Administrative Committee shall commence participation in the Plan on the first day of the month following the month in which he completes all enrollment requirements. If a person eligible for participation in the Plan fails to meet all such requirements within the period required, in accordance with Section 2.2, that person shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Bank or the Administrative Committee of the required documents.

2.4	Termination of Participation and/or Deferrals. If the Administrative Committee determines in good faith that an Employee Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Administrative Committee shall have the right, in its sole discretion, to prevent such Employee Participant from making future deferral elections, or take any other necessary actions, to the extent permitted by Section 409A of the Code.

ARTICLE 3

Deferrals and Crediting/Taxes

3.1	Compensation Deferrals. For each Plan Year, an Employee Participant may elect to defer, as his Annual Deferral Amount, such amount of his Base Annual Salary, Annual Bonus and Other Annual Cash Compensation as is set forth in the Employee Participant’s Election Form with respect to such Plan Year; provided however, that any deferral of an Annual Bonus or portion thereof that is earned on a fiscal year basis after the expiration of such Plan Year must be evidenced by a separate Election Form executed and delivered by the Participant prior to the commencement of such fiscal year(i.e., at least twelve months prior to the time such bonus is earned). Each election shall be irrevocable with respect to compensation covered by the election. Notwithstanding the foregoing, if an Employee Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount shall be limited to the amount of Base Annual Salary and Annual Bonus not yet earned by the Employee Participant and Other Annual Cash Compensation that the Employee Participant is not yet entitled to receive as of the date the Participant submits a Plan Agreement, an Election Form and Beneficiary Designation Form to the Bank or the Administrative Committee for acceptance. The same procedures apply to Director Participants relating to deferral of fees to be received from the Bank; provided if a Director Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount shall be limited to fees not yet earned. If no election is made by a Participant his Annual Deferral Amount for the Plan Year shall be zero. In no event can a Participant’s aggregate Annual Deferral Amounts under this Plan and the Pre-2005 Plan exceed such Participant’s Maximum Deferral Amount.

3.2	Election to Defer; Effect of Election Form; Suspension.

(a)	First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable election regarding his Annual Deferral Amount for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Administrative Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Bank or the Administrative Committee (in accordance with Section 2.2 above) and accepted by the Bank or the Administrative Committee.

(b)	Subsequent Plan Years. For each succeeding Plan Year, the Participant shall make an irrevocable election regarding his Annual Deferral Amount for that Plan Year, and such other elections as the Administrative Committee deems necessary or desirable under the Plan. Such election shall be made before the end of the Plan Year preceding the Plan Year in which the services are performed which give rise to the compensation being deferred for which the election is made, or at such other time as may be required or permitted by Section 409A of the Code, by means of a new Election Form. If no such Election Form is timely delivered for a Plan Year or no election is made, the Annual Deferral Amount for that Plan Year shall be zero.

(c)	Fiscal Year Bonus. Notwithstanding anything contained in Sections 3.2(a) and (b) to the contrary, to the extent an Annual Bonus or portion thereof is earned on a fiscal year basis after the expiration of a particular Plan Year, a Participant must sign and deliver a separate Election Form relating to the amount thereof to be deferred prior to the commencement of such fiscal year (i.e., election must be made at least twelve months prior to the time such bonus is earned).

3.3	Withholding of Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount of an Employee Participant shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus and Other Annual Cash Compensation portions of the Annual Deferral Amount shall be withheld at the time the Annual Bonus or Other Annual Cash Compensation, as applicable, is paid to the Employee Participant, whether or not this occurs during the Plan Year itself. For each Plan Year, the Bank will exercise reasonable efforts to withhold the portion of a Director Participant’s Annual Deferral Amount pro rata on a monthly basis.

3.4	Vesting. A Participant shall at all times be 100% vested in his Account Balance.

3.5

Crediting of Account Balances; Employer Contribution. As of the end of the each calendar month during the Plan Year, each Participant’s Account Balance (until complete and final distribution thereof to the Participant or his Beneficiary) shall be credited with earnings based on value of the Participant’s Account Balance on the last day of such month. Earnings shall be credited at a rate equal to the average rate of earning assets of the Bank (or its successor in interest) determined as of the last day of the preceding calendar month. Notwithstanding the foregoing, earnings pursuant to this Section 3.5 shall not be credited on any portion of a Participant’s Account Balance held in the Trust and the Account Balances held in the Trust shall be invested by the Trustee of the Trust pursuant to self-directed elections of Participants or Beneficiaries of deceased Participants in eligible investments designated from time to time by the Administrative Committee and such Account Balances shall be credited with the earnings and debited with the losses relating to such investments. The Employer Contribution on behalf of eligible Director Participants shall be made in annual installments of $5,000 as early as practicable during January of each applicable year commencing January, 2005; provided however, if an eligible Director Participant has a Separation from Service prior to the time that the entire Employer Contribution has been made on his behalf, then any uncontributed portion thereof shall be contributed during his last month of service. Earnings on each Employer Contribution shall begin in the first full calendar month after such contribution is made.

3.6	FICA and Other Taxes. For each Plan Year the Bank or its applicable affiliate shall withhold from that portion of an Employee Participant’s Base Annual Salary, Annual Bonus and Other Annual Cash Compensation that is not being deferred, in a manner determined by the Bank, the Participant’s share of FICA and other employment taxes on the Annual Deferral Amount. The Administrative Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.6 if it determines that such action is necessary or appropriate.

3.7	Tax Withholding from Distributions. The Bank, or the Trustee of the Trust, shall withhold from any payments made to a Participant or his Beneficiary under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Bank, or the Trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Bank or the Trustee of the Trust, as applicable.

ARTICLE 4

Special Withdrawal Provisions

4.1	Unforeseeable Financial Emergency. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Administrative Committee to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency, as determined under Section 409A of the Code, taking into account taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If, subject to the sole discretion of the Administrative Committee, the petition for a payout is approved, any payout shall be made within 60 days of the date of approval. Following approval of a payout under this Section 4.1, a Participant shall not be permitted to continue or resume participation in the Plan until the first day of the following Plan Year. The payment of any amount under this Section 4.1 shall be subject to the Deduction Limitation.

4.2

Accelerated Distribution of Certain Taxes. The Participant may request the Administrative Committee to make an accelerated payout from the Plan for the payment of certain taxes. The Administrative Committee shall honor such request provided the payout shall not exceed (a) the Federal Income Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) on compensation deferred under the Plan (the “FICA Amount”), plus (b) the income tax at source on wages imposed under Code Section 3401 on the FICA Amount, plus (c) the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. In no event shall the amount distributable under the preceding sentence exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount. The Administrative Committee shall also permit the distribution from the Plan of any other income or withholding taxes attributable to Participant’s benefit under the Plan, to the extent permitted by Section 409A of the Code. The payment of any amount under this Section 4.2 shall be subject to the Deduction Limitation.

ARTICLE 5

Payment of Benefit

5.1	Payment of Benefit to Participant. A Participant shall receive distribution of his Account Balance in a single lump sum payment or under a Monthly Installment Method as irrevocably elected by him in his initial Plan Agreement. Except as provided in Article 4 and 6, no benefit will be paid under the Plan to a Participant prior to a Separation from Service. A lump sum distribution shall be made, or installment payments under a Monthly Installment Method shall commence within 60 days after the date of the Participant’s Separation from Service, unless the Participant is a Specified Employee, in which case, no payment shall be made until the earlier of his death or six months after his Separation from Service. Should the Participant die prior to the payment of his entire Account Balance, the provisions of Section 5.2 shall apply.

5.2	Death Prior to Completion of Payment of Benefit. If a Participant dies after commencement of the payment of his benefit but before his Account Balance is paid in full, the Participant’s Death Benefit consisting of his remaining Account Balance shall be paid to the Participant’s Beneficiary as set forth in the Participant’s initial Plan Agreement

5.3	Death Resulting in Separation from Service. If a Participant dies while in service with the Bank or any of its Affiliates his Death Benefit shall be paid to his Beneficiary as set forth in his initial Plan Agreement.

ARTICLE 6

Disability Waiver and Benefit

6.1	Disability Benefit. An Employee Participant who is Disabled shall, for benefit purposes under the Plan, continue to be considered to be employed and shall be eligible for the benefits provided in Articles 4 and 5 in accordance with the provisions of those Articles. Notwithstanding the above, if the Employee Participant experiences an actual Separation from Service while Disabled, then the Employee Participant shall receive a Disability Benefit equal to his Account Balance. Unless otherwise provided in his initial Plan Agreement, the Employee Participant shall receive distribution of his Disability Benefit under the Monthly Installment Method over a period of sixty (60) months commencing within 60 days after his actual or deemed Separation from Service. Any payment made following a deemed Separation from Service shall be subject to the Deduction Limitation. If such Employee Participant dies prior to receiving the full amount of his Disability Benefit, then his Beneficiary shall receive the balance of his Account Balance as a Death Benefit as set forth in the Participant’s initial Plan Agreement.

ARTICLE 7

Beneficiary Designation

7.1	Beneficiary. Each Participant shall have the right, at any time, to designate his Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary(ies) designated under the Plan may be the same as or different from the Beneficiary(ies) designated under any other plan of the Bank in which the Participant participates. If a Participant’s Primary Beneficiary(ies) shall die prior to disbursement of the Participant’s entire Account Balance, the remaining Account Balance shall be distributed to the Participant’s contingent or Secondary Beneficiary(ies) in the same manner distribution was being made to his Primary Beneficiary(ies) or as otherwise provided in the Participant’s Plan Agreement.

7.2	Beneficiary Designation: Change. A Participant shall designate his Beneficiary(ies) by completing and signing the Beneficiary Designation Form and returning it to the Bank or the Administrative Committee. A Participant shall have the right to change his Beneficiary(ies) by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrative Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank or the Administrative Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Administrative Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Bank or the Administrative Committee prior to his death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Bank or the Administrative Committee.

7.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the Participant’s estate.

7.5	Doubt as to Beneficiary. If the Administrative Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Administrative Committee shall have the right, exercisable in its discretion, to cause the Bank to withhold such payments until this matter is resolved to the Administrative Committee’s satisfaction.

7.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Bank, the Administrative Committee, and the Trustee under the Trust from all further obligations under the Plan and the Trust with respect to the Participant.

ARTICLE 8

Leave of Absence

8.1	Paid Leave of Absence. If an Employee Participant is authorized by the Bank or any of its Affiliates for any reason to take a paid leave of absence from the employment of the Bank or any of its Affiliates, the Employee Participant shall continue to be considered employed by the Bank or its applicable Affiliates and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.2.

8.2	Unpaid Leave of Absence. If an Employee Participant is authorized by the Bank or any of its Affiliates for any reason to take an unpaid leave of absence from the employment of the Bank or any of its Affiliates, the Employee Participant shall continue to be considered employed by the Bank or its applicable Affiliate and the Employee Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Employee Participant returns to a paid employment status to the extent permitted by Section 409A of the Code. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election made for that Plan Year.

ARTICLE 9

Termination, Amendment or Modification

9.1	Termination. Although the Bank anticipates that it will continue as a sponsor of the Plan for an indefinite period of time, there is no guarantee that the Bank will continue as a sponsor of the Plan or will not terminate its sponsorship of the Plan at any time in the future. Accordingly, the Bank reserves the right to discontinue its sponsorship of the Plan at any time by action of the Board. Upon the termination of the sponsorship of the Plan by the Bank, no further deferrals shall be permitted under the Plan, but the remaining provisions of the Plan shall remain in full force and effect until all distribution of benefits are made in accordance with the Plan and Plan Agreements. Following termination of the sponsorship of the Plan by the Bank, new Beneficiary Designation Forms shall continue to be accepted and/or acknowledged by the Bank or the Administrative Committee. The ability to terminate the Plan, and the manner in which Plan benefits are distributed in connection with a Plan termination, shall comply with the requirements of Section 409A of the Code.

9.2	Amendment. The Bank may, at any time, amend or modify the Plan in whole or in part by the action of the Board; provided, however, that no amendment or modification shall (a) alter the obligation of the Bank to establish the Trust and to transfer all Account Balances of Participants and their Beneficiaries to the Trust within 30 days after a Change in Control, (b) change the method or timing of payment of benefits under a Participant’s initial Plan Agreement or (c) change the earnings component set forth in Section 3.5, or (d) violate Section 409A of the Code.

9.3	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5 or 6 of the Plan shall completely discharge all obligations of the Bank to a Participant and his designated Beneficiaries under the Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 10

Administration

10.1	Administrative Committee Duties. The Plan shall be administered by an Administrative Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Administrative Committee may be Participants under the Plan. The Administrative Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and (ii) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan. Any individual on the Administrative Committee who is a Participant shall not vote or act on any matter relating solely to himself. When making a determination or calculation, the Administrative Committee shall be entitled to rely on information furnished by a Participant or the Bank.

10.2	Agents. In the administration of the Plan, the Administrative Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Bank.

10.3	Binding Effect of Decisions. The decision or action of the Administrative Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.4	Indemnity of Administrative Committee. The Bank shall indemnify and hold harmless the members of the Administrative Committee, and any person to whom the duties of the Administrative Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Administrative Committee or any of its members or any such delegate.

10.5	Information. To enable the Administrative Committee to perform its functions, the Bank shall supply full and timely information to the Administrative Committee as the Administrative Committee may reasonably request.

ARTICLE 11

Other Benefits and Agreements

The benefits provided for a Participant or a Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program sponsored by the Bank. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided therein.

ARTICLE 12

Claims Procedures

12.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Administrative Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

12.2	Notification of Decision. The Administrative Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Administrative Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 12.3 below.

12.3	Review of a Denied Claim. With 60 days after receiving a notice from the Administrative Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Administrative Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Administrative Committee, in its sole discretion, may grant.

12.4	Decision on Review. The Administrative Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Administrative Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Administrative Committee deems relevant.

12.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 12 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

ARTICLE 13

Trust

13.1	Establishment of the Trust. Prior to a Change in Control the Bank shall, at the direction of the Administrative Committee, establish the Trust upon such terms as the Administrative Committee deems appropriate, which shall be applied on a uniform and non-discriminatory basis to all Participants. Immediately prior to or within 30 days after a Change in Control the Bank or its successor in interest shall transfer all Account Balances to the Trust in cash upon such terms as the Administrative Committee deems appropriate, which shall be applied on a uniform and non-discriminatory basis to all Participants. Except for amendments to the Trust to comply with applicable laws, no amendments to the Trust shall be made after a Change in Control.

13.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Bank, Participants and the creditors of the Bank to the assets transferred to the Trust. The Bank shall at all times remain liable to carry out its obligations under the Plan.

13.3	Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Participant or the Beneficiary of a deceased Participant, to invest and reinvest the Account Balance of the Participant in eligible investments designated from time to time by the Trustee of the Trust in accordance with the applicable trust agreement.

13.4	Distributions From the Trust. The Bank’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust and any such distribution shall reduce the Bank’s corresponding obligations under the Plan.

ARTICLE 14

Miscellaneous

14.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for (directors of the Bank and) a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

14.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Bank. For purposes of the payment of benefits under the Plan, any and all of the Bank’s assets shall be, and remain the general, unpledged and unrestricted assets of such entity. The Bank’s obligation under the Plan shall be merely of an unfunded and unsecured promise to pay money in the future.

14.3	Liability. The Bank’s liability for the payment of benefits shall be defined only by the Plan including a Participant’s Plan Agreement. The Bank shall have no obligation to a Participant under the Plan except as expressly provided in the Plan including such Participant’s Plan Agreement.

14.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance allowed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

14.5	Not a Contract of Service. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment or service between the Bank and any of its Affiliates, on the one hand, and a Participant, on the other hand. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Bank or any of its Affiliates or to interfere with the right of the Bank or any of its Affiliates to discipline or discharge the Participant at any time.

14.6	Furnishing Information. A Participant or his Beneficiary will cooperate with the Administrative Committee by furnishing any and all information requested by the Administrative Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

14.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

14.8	Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.9	Governing Law. Subject to ERISA, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of North Carolina without regard to its conflicts of laws and principles.

14.10	Notice. Any notice or filing required or permitted to be given to the Administrative Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below.

President

HomeTrust Bank

10 Woodfin Street

Ashville, NC 28801

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.11	Successors. The provisions of the Plan shall bind and inure to the benefit of the Bank and its successors and assigns and the Participants and their Beneficiaries.

14.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including, but not limited to, such spouse’s will, nor shall such interest pass under the laws of intestate succession.

14.13	Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be constructed and enforced as if such illegal or invalid provision had never been inserted herein.

14.14

Incompetent. If the Administrative Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrative Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrative Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

14.15	Court Order. The Administrative Committee is authorized to make any payments directed by court order in any action in which the Bank, the Plan or the Administrative Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Administrative Committee, in its sole discretion shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse. The provisions of this Section 14.15 shall only apply to the extent permitted by Section 409A of the Code.

14.16	Legal Fees To Enforce Rights After Change in Control. The Bank is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or stockholder(s) of the Bank, or of any successor corporation, might then cause or attempt to cause the Bank or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Bank to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Bank or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder, or, if the Bank or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Bank (or its successor in interest) irrevocably authorizes such Participant to retain counsel of his choice at the expense of the Bank (or its successor in interest) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank (or its successor in interest) or any director, officer, stockholder or other person affiliated with the Bank or any successor thereto in any jurisdiction.

The Bank has signed the Plan as of this              day of August, 2011. The Plan is a restatement of the Plan executed as of August 1, 2006.

HomeTrust BANK, a federal savings bank

By:
Name:	F. Ed Broadwell, Jr.
Title:	Chairman/CEO